Exhibit 99.1

Republic Bancorp, Inc. Reports Fourth Quarter Net Income of $20.3 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 29, 2021--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) today announced its results for the fourth quarter of 2020. The following table highlights Republic’s financial performance for the fourth quarters and years ended December 31, 2020 and 2019. Additional financial details, including segment-level data and key metrics, are provided in the accompanying financial supplement to this release. See Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 29, 2021 for the financial supplement.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,				Years Ended Dec. 31,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change

GAAP
Income Before Income Tax Expense	$23,632	$32,301	$(8,669)	(27)%	$102,633	$113,193	$(10,560)	(9)%
Net Income	20,356	25,768	(5,412)	(21)	83,246	91,699	(8,453)	(9)
Diluted Earnings per Class A Common Share	0.98	1.23	(0.25)	(20)	3.99	4.39	(0.40)	(9)
Return on Average Assets	1.32%	1.83%	NA	(28)	1.38%	1.64%	NA	(16)
Return on Average Equity	9.89	13.58	NA	(27)	10.37	12.49	NA	(17)

Non-GAAP*
Adjusted Income Before Income Tax Expense	$23,632	$22,898	$734	3%	$102,633	$100,438	$2,195	2%
Adjusted Net Income	20,356	18,289	2,067	11	83,246	81,314	1,932	2
Adjusted Diluted Earnings per Class A Common Share	0.98	0.87	0.11	13	3.99	3.89	0.10	3
Adjusted Return on Average Assets	1.32%	1.31%	NA	1	1.38%	1.49%	NA	(7)
Adjusted Return on Average Equity	9.89	9.72	NA	2	10.37	11.23	NA	(8)

NA – Not applicable
* Non-GAAP measures above exclude the one-time gain and operating results of four branches divested by the Company in November 2019. A reconciliation of these non-GAAP measures to their comparable GAAP measures is provided in Footnote 1 to this earnings release.

For the quarter, the Company reported net income of $20.3 million resulting in Diluted Earnings Per Class A Common Share (“Diluted EPS”) of $0.98. The Company’s net income results for the fourth quarter of 2020 represents an 11% increase over the Company’s fourth quarter 2019 adjusted net income(1), a non-GAAP measure, of $18.3 million. Adjusted net income for the fourth quarter of 2019 excludes the one-time gain and corresponding operating results of four branches the Company divested during the fourth quarter of 2019. On a GAAP-reported basis, which includes the operating and one-time benefits attributable to the divested branches, the Company’s net income for the fourth quarter of 2019 was $25.8 million resulting in Diluted EPS of $1.23.

For the year, the Company reported net income of $83.2 million resulting in Diluted EPS of $3.99. The Company’s net income results for 2020 represents an increase of 2% over the Company’s adjusted net income(1), a non-GAAP measure, of $81.3 million for 2019. As with the disclosure for the fourth quarter of 2019, adjusted net income for the year-ended December 31, 2019 excludes the one-time gain and corresponding operating results of four branches the Company divested during the fourth quarter of 2019. On a GAAP-reported basis, which includes the operating and one-time benefits attributable to the divested branches, the Company’s net income for 2019 was $91.7 million resulting in Diluted EPS of $4.39.

Steve Trager, Chairman & CEO of Republic commented, “In a year when normal was redefined for everyone, I could not be more proud of our people and our Company’s performance. Our key profitability metrics for fiscal 2020 remained strong despite industry-wide net interest margin pressure and meaningful, judicious increases in our Allowance for Credit Losses (“Allowance”) related to the unpredictable, future potential impact of the pandemic.

“The story for our success in 2020 was diversity of revenue sources among our various operating segments. We grew our total mortgage loan production to over $1 billion for the year, with the vast majority of this production in secondary market eligible sold-loans. As a result, our Mortgage Banking income reached record levels. In addition, we supported the origination of home mortgages through our Warehouse Lending segment, which hit record outstanding average balances for the year, and correspondingly, its best year ever of net income. Within our Traditional Bank, we originated $528 million of PPP(2) loans to over 3,700 clients, which helped those clients maintain their employees and businesses during this challenging time.

“On the liability side of the balance sheet, we experienced record deposit growth(3). Within the Traditional Banking segment, we welcomed approximately 2,900 net new deposit clients and increased our noninterest-bearing core deposits(3) $522 million, or 53%, while our interest-bearing core deposits grew $346 million, or 15%. Within our RPG segment, we also increased our noninterest-bearing deposits by $335 million thanks in large-part to our on-going NetSpend relationship. To facilitate this growth, Republic associates made exceptional commitments, including adopting new technologies, to address complexities brought about by the pandemic and provide our signature high standard of service. We are proud and honored by the confidence our clients have placed in us with their hard-earned deposit balances amid this pandemic-riddled year.”

Trager concluded, “As with the entire banking industry, we will be focused during 2021 on ensuring that our credit quality remains strong in this period of economic uncertainty. We know we have the right people, we believe we have the right plan, and we are confident we will attain the best outcome for our communities and our valued shareholders.”

Results of Operations for the Fourth Quarter of 2020 Compared to the Fourth Quarter of 2019

Core Bank(4)

The following table highlights Republic’s Core Bank financial performance for the fourth quarters and years ended December 31, 2020 and 2019. Additional financial details, including segment-level data and key metrics, are provided in the accompanying financial supplement to this release. See Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 29, 2021 for the financial supplement.

	Core Bank Financial Performance Highlights
	Three Months Ended Dec. 31,				Years Ended Dec. 31,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change

GAAP
Income Before Income Tax Expense	$19,477	$29,308	$(9,831)	(34)%	$65,000	$76,676	$(11,676)	(15)%
Net Income	17,061	23,213	(6,152)	(27)	54,148	63,453	(9,305)	(15)

Non-GAAP*
Adjusted Income Before Income Tax Expense	$19,477	$19,905	$(428)	(2)%	$65,000	$63,921	$1,079	2%
Adjusted Net Income	17,061	15,734	1,327	8	54,148	53,068	1,080	2

* Non-GAAP measures above exclude the one-time gain and operating results of four branches divested by the Company in November 2019. A reconciliation of these non-GAAP measures to their comparable GAAP measures is provided in Footnote 5 to this earnings release.

Net income from Core Banking was $17.1 million for the fourth quarter of 2020 compared to an adjusted net income(5) of $15.7 million and a GAAP net income of $23.2 million for the fourth quarter of 2019. GAAP net income for the fourth quarter of 2019 included approximately $7.5 million of operating earnings and one-time benefits from the Company’s November 2019 branch divestiture. The Core Bank’s operating results primarily reflected solid increases in net interest income and Mortgage Banking income, which were offset by an increased Provision and higher noninterest expense, including $2.1 million of pre-tax, early termination penalties the Bank incurred for the early payoff of its term FHLB advances.

Net Interest Income – Core Bank net interest income was $49.6 million for the fourth quarter of 2020, a $3.6 million, or 8%, increase from adjusted net interest income(5) during the fourth quarter of 2019 and a 6% increase from GAAP net interest income for the fourth quarter of 2019. This growth was driven primarily by the following:

  During the fourth quarter of 2020, the Core Bank recognized $4.8 million of fee income on its PPP portfolio driven significantly by the forgiveness and payoff of $127 million of PPP loans.
  Net interest income from the Core Bank’s Warehouse segment increased $3.6 million from the fourth quarter of 2019 to the fourth quarter of 2020. Average outstanding Warehouse balances grew from $816 million during the fourth quarter of 2019 to $939 million during the fourth quarter of 2020, as committed Warehouse lines-of-credit grew from $1.1 billion to $1.4 billion. Usage rates on those lines remained strong at 71% and 67%, respectively, during the same periods.
  Offsetting the positive impacts above, net interest income from Traditional Banking, excluding PPP lender fees, decreased $5.1 million from the adjusted fourth quarter 2019 results, as the Traditional Bank’s net interest margin declined from an adjusted 3.79% for the fourth quarter of 2019 to 3.46% for the fourth quarter of 2020. The table below provides a reconciliation of the Core Bank’s net interest margin in accordance with GAAP to its net interest margin excluding branches divested during the fourth quarter of 2019, a non-GAAP measure.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2020	2019	Change	2020	2019	Change

Traditional Banking - GAAP (a)	$40,972	$41,973	$(1,001)	3.46%	3.80%	(0.34)%
Warehouse Lending	8,242	4,620	3,622	3.51	2.27	1.24
Mortgage Banking*	430	213	217	NM	NM	NM
Core Bank - GAAP	49,644	46,806	2,838	3.48	3.56	(0.08)
Less: Items attributable to Divested Branches (b)	—	720	(720)	—	0.01	(0.01)
Total Core Bank - non-GAAP	$49,644	$46,086	$3,558	3.48%	3.55%	(0.07)%

Adjusted Traditional Banking - Non-GAAP (a) - (b)	$40,972	$41,253	$(281)	3.46%	3.79%	(0.33)%

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,
Reportable Segment	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change

Traditional Banking - GAAP (a)	$3,816,403	$3,636,250	$180,153	5%	$3,715,649	$3,595,931	$119,718	3%
Warehouse Lending	939,164	815,776	123,388	15	962,796	717,458	245,338	34
Mortgage Banking*	32,075	19,583	12,492	64	46,867	19,224	27,643	144
Core Bank - GAAP	4,787,642	4,471,609	316,033	7	4,725,312	4,332,613	392,699	9
Less: Items attributable to Divested Branches (b)	—	63,332	(63,332)	NM	—	—	—	NM
Total Core Bank - non-GAAP	$4,787,642	$4,408,277	$379,365	9%	$4,725,312	$4,332,613	$392,699	9%

Adjusted Traditional Banking - Non-GAAP (a) - (b)	$3,816,403	$3,572,918	$243,485	7%	$3,715,649	$3,595,931	$119,718	3%

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision swung to a charge of $1.6 million for the fourth quarter of 2020 from an adjusted net credit(5) of $481,000 for the fourth quarter of 2019 and a $1.4 million GAAP net credit for the same period in 2019. The Provision for the fourth quarter of 2020 primarily reflected continued concerns over commercial real estate values in the Core Bank’s market footprint. Impacting the GAAP comparison, the credit to the Provision for the fourth quarter of 2019 included the release of $900,000 in reserves upon the sale of $128 million of loans as part the Core Bank’s November 2019 branch divestiture. Furthermore, the Provision for the fourth quarter of 2020 was derived under the Current Expected Credit Losses (“CECL”) method, which the Company adopted January 1, 2020. The Provision during the fourth quarter of 2019 was derived under the “probable-incurred” method.

As a percentage of total loans, the Core Bank’s Allowance has increased from 0.70% as of December 31, 2019 to 1.11% as of December 31, 2020. The table below provides a view of the Company’s Allowance by segment.

	As of Dec. 31, 2020			As of Dec. 31, 2019			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Increase

Traditional Bank, Less PPP	$3,322,331	$49,699	1.50%	$3,595,931	$28,205	0.78%	0.71%	91%
Plus: Paycheck Protection Program	392,319	—		—	—

Traditional Bank	$3,714,650	$49,699	1.34	3,595,931	28,205	0.78	0.55	71

Warehouse Lending	963,795	2,407	0.25	717,458	1,794	0.25	—	—

Total Core Bank	4,678,445	52,106	1.11	4,313,389	29,999	0.70	0.42	60

Total Republic Processing Group	134,658	8,961	6.65	119,762	13,352	11.15	(4.49)	(40)

Total Company	$4,813,103	$61,067	1.27%	$4,433,151	$43,351	0.98%	0.29%	30%

Along with the PPP, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act provided several forms of economic relief designed to defray the impact of COVID-19. In April 2020, through its own independent relief efforts and CARES Act provisions, the Company began offering loan accommodations through deferrals and forbearances. These accommodations were generally three-month terms for commercial clients, with residential and consumer accommodations in line with prevailing regulatory and legal parameters. Loans modified as a result of pandemic-related requests are generally not considered troubled debt restructurings by the Company if, prior to the pandemic, the borrower was performing in accordance with loan terms.

During 2020 the Company accommodated $808 million, or approximately 20% of its Traditional Bank loan portfolio due to pandemic-driven hardship. At December 31, 2020, $14 million, or 2% of those previously accommodated balances, remained under an accommodation.

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
	Quarters Ended:				Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2020	2020	2020	2020	2020	2019	2018

Nonperforming loans to total loans	0.50%	0.43%	0.40%	0.46%	0.50%	0.54%	0.40%

Nonperforming assets to total loans (including OREO)	0.56	0.47	0.44	0.47	0.56	0.54	0.40

Delinquent loans* to total loans	0.21	0.23	0.16	0.27	0.21	0.30	0.22

Net charge-offs (recoveries) to average loans	0.07	0.03	0.04	(0.03)	0.03	0.11	0.06
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $14.9 million during the fourth quarter of 2020 compared to an adjusted noninterest income(5) of $10.0 million for the fourth quarter of 2019 and a GAAP noninterest income of $18.2 million for the same period. Items significantly impacting noninterest income for the quarter included the following:

  Mortgage Banking income increased $5.4 million over the fourth quarter of 2019 to $7.9 million for the fourth quarter of 2020, as both origination volume and pricing improved from the prior period. The Core Bank originated $235 million in secondary market loans during the fourth quarter of 2020, an increase of 116% over the same period in 2019.
  Service Charges on Deposits Accounts decreased $415,000 from the fourth quarter of 2019 to the fourth quarter of 2020, driven largely by a change in consumer savings and spending patterns following pandemic-driven economic restrictions.
  Impacting the GAAP comparison, the fourth quarter of 2019 included a $7.9 million gain from the divestiture of four of the Core Bank’s branches. The divested branches primarily included $128 million of loans and $132 million of deposits.

Noninterest Expense – Core Bank noninterest expense was $43.5 million for the fourth quarter of 2020 compared to an adjusted(5) $36.7 million for the fourth quarter of 2019 and a GAAP figure of $37.1 million for the same period.

  Salaries and Benefits increased from $20.7 million during the fourth quarter of 2019 to $23.2 million for the fourth quarter of 2020. Driving the increase was a $1.2 million increase in mortgage banking commissions and a $1.3 million increase in estimated bonus accruals for the quarter as final year-end adjustments were made during the fourth quarters of 2020 and 2019 to bring accrual balances in line with projected payouts.
  The Core Bank incurred $2.1 million in early termination penalties upon payoff of $60 million of FHLB term advances during the fourth quarter of 2020. These repaid advances had a weighted average cost of 2.21%.
  Data Processing expense increased $904,000, or 37%, over fourth quarter 2019 expense, driven by the Company’s increased investment in technology since December 31, 2019. The increase was partially driven by loan application system-related costs associated with the PPP loan program and the substantial rise in mortgage refinance volume during the year.
  Occupancy and Equipment costs increased $740,000, or 12%, over adjusted fourth quarter 2019 costs driven primarily by two new banking centers and an increase in the Core Bank’s fleet of Interactive Teller Machines.

Republic Processing Group(6)

The Republic Processing Group (“RPG”) reported net income of $3.3 million for the fourth quarter of 2020 compared to $2.6 million for the same period in 2019, with a $1.6 million positive swing in net loss at RPG’s Tax Refund Solutions (“TRS”) segment partially offset by a $829,000 decrease in net income at its Republic Credit Solutions (“RCS”) segment.

Tax Refund Solutions

The TRS segment derives substantially all of its revenues during the first and second quarters of the year and historically operates at a net loss during the second half of the year. TRS recorded a net loss of $164,000 for the fourth quarter of 2020 compared to a net loss of $1.7 million for the same period in 2019. The following primarily drove the positive swing in TRS’s net loss:

  TRS recorded a net credit to the Provision of $2.1 million during the fourth quarter of 2020 compared to a net credit of $569,000 for the same period in 2019. These credits primarily reflected recoveries on Easy Advance (“EA”) loans charged off during the first six months of the year. While TRS experienced a higher rate of EAs charged-off during the first six months of 2020 than the comparable six months in 2019, it also experienced a higher rate of EA recoveries during the fourth quarter of 2020 than the comparable quarter of 2019. Management believes the higher rate of EAs charged-off through the first six months of 2020 and recovered during the fourth quarter of 2020 was directly related to the impact of the COVID-19 pandemic. TRS ended 2020 with an overall EA loss rate of 3.36% of total originations compared to 2.74% for 2019.
  TRS program fees increased $501,000 from the fourth quarter of 2019 as a result of the Company’s May 1, 2020 acquisition of $250 million in prepaid card balances.

Republic Credit Solutions

Net income at RCS decreased to $3.5 million for the fourth quarter of 2020 from $4.2 million for the fourth quarter of 2019. The decrease in RCS’s net income primarily reflected a $2.4 million decrease in RCS’s revenues partially offset by a $1.9 million reduction in Provision. Both decreases resulted primarily from a $10 million decrease in outstanding balances for RCS’s line-of-credit product from December 31, 2019 to December 31, 2020 following a reduction of marketing for this product during the first quarter of 2020. RCS began incrementally increasing its marketing for its line-of-credit product during the third quarter of 2020.

Total Company Income Taxes

The Company’s effective tax rate decreased to 13.9% for the fourth quarter of 2020 compared to 20.2% for the same period in 2019. The lower effective rate during the fourth quarter of 2020 primarily reflected the Company recording additional deferred tax assets due to the enactment of Kentucky HB354. As previously reported, Kentucky enacted HB354 in March 2019 and as a result, the Bank will transition from a capital-based bank franchise tax to a corporate income beginning January 1, 2021. The current Kentucky corporate income tax rate is 5%. The majority of this benefit was attributed to the Company’s Traditional Banking segment.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, including, but not limited to, the timing of PPP loan forgiveness and the impact of the COVID-19 pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 and quarterly report on Form 10-Q for the period ended September 30, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)

The following table provides a reconciliation of the Company’s financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) to the Company’s adjusted results, which are non-GAAP measures that exclude items related to four branches divested by the Company in November 2019. Management uses these non-GAAP measures to evaluate the on-going performance of the Company. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company.

(dollars in thousands, except per share data)	RECONCILIATION OF NON-GAAP PERFORMANCE METRICS - TOTAL COMPANY

	Three Months Ended Dec. 31,		$	%	Years Ended Dec. 31,		$	%
	2020	2019	Change	Change	2020	2019	Change	Change
TOTAL COMPANY:

Income before income tax expense - GAAP	$23,632	$32,301	$(8,669)	(27)%	$102,633	$113,193	$(10,560)	(9)%
Less impact of branch divestiture:
Gain on branch divestiture	—	7,948	(7,948)	NM	—	7,829	(7,829)	NM
Operating results of divested branches	—	1,455	(1,455)	NM	—	4,926	(4,926)	NM
Adjusted net income before income tax expense - Non-GAAP	$23,632	$22,898	$734	3%	$102,633	$100,438	$2,195	2%

Net income - GAAP	$20,356	$25,768	$(5,412)	(21)%	$83,246	$91,699	$(8,453)	(9)%
Less impact of branch divestiture:
Gain on branch divestiture	—	6,279	(6,279)	NM	—	6,185	(6,185)	NM
Operating results of divested branches	—	1,200	(1,200)	NM	—	4,200	(4,200)	NM
Adjusted net income - Non-GAAP	$20,356	$18,289	$2,067	11%	$83,246	$81,314	$1,932	2%

Diluted EPS of Class A Common Stock - GAAP	$0.98	$1.23	$(0.25)	(20)%	$3.99	$4.39	$(0.40)	(9)%
Less impact of branch divestiture:
Gain on branch divestiture	—	0.31	(0.31)	NM	—	0.30	(0.30)	NM
Operating results of divested branches	—	0.05	(0.05)	NM	—	0.20	(0.20)	NM
Adjusted diluted EPS of Class A Common Stock - Non-GAAP	$0.98	$0.87	$0.11	13%	$3.99	$3.89	$0.10	3%

ROA - GAAP	1.32%	1.83%	NA	(28)%	1.38%	1.64%	NA	(16)%
Less impact of branch divestiture:
Gain on branch divestiture	—	0.44	NA	NM	—	0.09	NA	NM
Operating results of divested branches	—	0.08	NA	NM	—	0.06	NA	NM
Adjusted ROA - Non-GAAP	1.32	1.31%	NA	1%	1.38%	1.49%	NA	(7)%

ROE - GAAP	9.89%	13.58%	NA	(27)%	10.37%	12.49%	NA	(17)%
Less impact of branch divestiture:
Gain on branch divestiture	—	3.31	NA	NM	—	0.84	NA	NM
Operating results of divested branches	—	0.55	NA	NM	—	0.42	NA	NM
Adjusted ROE - Non-GAAP	9.89	9.72%	NA	2%	10.37%	11.23%	NA	(8)%

(2)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program.

(3)

Core deposits, a non-GAAP measure, are total deposits excluding time deposits greater than or equal to $250,000, all brokered deposits, and all deposits attributable to the Company’s RPG operations. Core deposits are intended to include those deposits that are more stable and lower cost and that reprice more slowly than other deposits when interest rates rise. The following table reconciles noninterest-bearing and interest-bearing deposits in accordance with GAAP to core deposits:

(dollars in thousands)	Dec. 31, 2020	Dec. 31, 2019	$ Change	% Change

Noninterest-bearing deposits - GAAP	$1,890,416	$1,033,379	$857,037	83%
Less: Noninterest-bearing deposits - RPG	386,754	52,215	334,539	641
Noninterest-bearing core deposits - Non-GAAP (a)	$1,503,662	$981,164	$522,498	53%

Interest-bearing deposits - GAAP	$2,842,765	$2,752,629	$90,136	3%
Less: Time deposits, $250,000 and over	83,448	104,412	(20,964)	(20)
Less: Brokered deposits	25,010	200,072	(175,062)	(87)
Less: Interest-bearing deposits - RPG	6,673	66,152	(59,479)	NM
Interest-bearing core deposits - Non-GAAP (b)	$2,727,634	$2,381,993	$345,641	15%

Total core deposits - Non-GAAP (a+b)	$4,231,296	$3,363,157	$868,139	26%
(4)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(5)

The following table provides a reconciliation of Core Bank financial measures in accordance with GAAP to the Core Bank’s adjusted results, which are non-GAAP measures that exclude items related to four branches divested by the Company in November 2019. Management uses these non-GAAP measures to evaluate the on-going performance of the Core Bank. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company.

(dollars in thousands)	RECONCILIATION OF NON-GAAP PERFORMANCE METRICS - CORE BANK

	Three Months Ended Dec. 31,		$	%	Years Ended Dec. 31,		$	%
	2020	2019	Change	Change	2020	2019	Change	Change
CORE BANK:

Net interest income - GAAP	$49,644	$46,806	$2,838	6%	$186,700	$184,574	$2,126	1%
Less: net interest income from divested branches	—	720	(720)	NM	—	5,518	(5,518)	NM
Net interest income - Non-GAAP	49,644	46,086	3,558	8	186,700	179,056	7,644	4

Provision - GAAP	1,566	(1,367)	2,933	NM	16,870	3,066	13,804	NM
Less: provision from divested branches	—	(886)	886	NM	—	(552)	552	NM
Provision - Non-GAAP	1,566	(481)	2,047	NM	16,870	3,618	13,252	NM

Noninterest income - GAAP	14,851	18,243	(3,392)	(19)	59,378	48,219	11,159	23
Less: noninterest income from divested branches:
Gain on branch divestiture	—	7,948	(7,948)	NM	—	7,829	(7,829)	NM
All other noninterest income from divested branches	—	268	(268)	NM	—	1,833	(1,833)	NM
Noninterest income - Non-GAAP	14,851	10,027	4,824	48	59,378	38,557	20,821	54

Noninterest expense - GAAP	43,452	37,108	6,344	17	164,208	153,051	11,157	7
Less: noninterest expense from divested branches	—	419	(419)	NM	—	2,977	(2,977)	NM
Noninterest expense - Non-GAAP	43,452	36,689	6,763	18	164,208	150,074	14,134	9

Income before income tax expense - GAAP	19,477	29,308	(9,831)	(34)	65,000	76,676	(11,676)	(15)
Less: income before income tax expense from divested branches	—	9,403	(9,403)	NM	—	12,755	(12,755)	NM
Income before income tax expense - Non-GAAP	19,477	19,905	(428)	(2)	65,000	63,921	1,079	2

Income tax expense - GAAP	2,416	6,095	(3,679)	(60)	10,852	13,223	(2,371)	(18)
Less: income tax expense from divested branches	—	1,924	(1,924)	NM	—	2,370	(2,370)	NM
Income tax expense - Non-GAAP	2,416	4,171	(1,755)	(42)	10,852	10,853	(1)	(0)

Net income - GAAP	17,061	23,213	(6,152)	(27)	54,148	63,453	(9,305)	(15)
Less: net income from divested branches	—	7,479	(7,479)	NM	—	10,385	(10,385)	NM
Net income - Non-GAAP	$17,061	$15,734	$1,327	8%	$54,148	$53,068	$1,080	2%

(6) Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628